UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
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AIRCASTLE LIMITED
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FOR IMMEDIATE RELEASE
Contact:
Aircastle Advisor LLC    The IGB Group
Frank Constantinople, SVP Investor Relations    Leon Berman
Tel: +1-203-504-1063    Tel: +1-212-477-8438
fconstantinople@aircastle.com     lberman@igbir.com

Aircastle Announces Fourth Quarter and Full Year 2019 Results; Acquisition on Track
Acquired 49 Aircraft During 2019; Full Year Net Income of $156.6 million
First Quarter 2020 Dividend of $0.32 per Common Share Declared
Key Financial Metrics

•	Total revenues of $243.7 million for the fourth quarter of 2019 and $917.9 million for the year

•	Net income of $47.3 million, or $0.62 per diluted common share, for the fourth quarter and $156.6 million, or $2.06 per diluted common share, for the year

•	Adjusted net income(1) was $66.0 million, or $0.87 per diluted common share, for the fourth quarter and $196.5 million, or $2.59 per diluted common share, for the year

•	Adjusted EBITDA(1) was $229.5 million for the fourth quarter and $862.2 million for the year

•	Cash ROE(1) of 11.1%; net cash interest margin(1) of 8.1%
Highlights

•	Previously announced acquisition of Aircastle by affiliates of Marubeni Corporation and Mizuho Leasing Company, Limited is on track to close in the first half

•	Acquired sixteen narrow-body aircraft during the fourth quarter for $283.6 million and 49 aircraft in 2019 for $1.3 billion

•	Committed to acquire seven additional narrow-body aircraft in 2020 for $165.0 million

•
Sold eight aircraft during the fourth quarter and twenty aircraft for the full year; full year gain on sale of $45.5 million represents 12.6% of net proceeds; 2019 sales included two wide-body aircraft

•	Placed eleven Embraer E195-E2 aircraft with KLM

•	Declared our 55th consecutive quarterly dividend

•	Returned $109.7 million of capital to shareholders during 2019; $91.3 million in dividends paid and $18.4 million of shares repurchased.
(1) Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

Stamford, CT.  February 13, 2020 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported fourth quarter 2019 net income of $47.3 million, or $0.62 per diluted common share, and adjusted net income of $66.0 million, or $0.87 per diluted common share. Net income for the year ended December 31, 2019 was $156.6 million, or $2.06 per diluted common share, and adjusted net income was $196.5 million, or $2.59 per diluted common share. The fourth quarter results included total revenues of $243.7 million versus $292.6 million in the prior year. For the full year, total revenues were $917.9 million versus $890.4 million in 2018, an increase of 3.1%.
Commenting on the results, Mike Inglese, Aircastle’s Chief Executive Officer, stated, “Our professional placement capability and fleet of high-quality, in-demand aircraft enabled Aircastle to deliver strong financial results in a shifting market environment throughout 2019. During the fourth quarter, we continued to execute our strategy focused on acquiring narrow-body aircraft. We closed a total of 49 aircraft during the full year 2019 for $1.3 billion. The fourth quarter also saw fleet utilization average 99.2%, a return to the level that we have consistently achieved throughout our history, following the placement of aircraft that were previously on lease with Avianca Brazil and Jet Airways. I am also pleased to report that we've made progress on our E2 program. During the fourth quarter, we placed eleven additional E-Jets, for a total of fourteen placements out of the twenty-five E2s ordered.”
Mr. Inglese concluded, “With the pending acquisition of Aircastle by affiliates of Marubeni and Mizuho Leasing, we are very optimistic about Aircastle's future. We expect this strong, high-quality sponsorship, and our disciplined investment approach, will enable our company to continue to grow profitably, increase sustainable cash flow and generate attractive, long-term returns. Both now and following the anticipated acquisition, we will remain consistently focused on the responsible stewardship of investor capital for the benefit of our owners and Aircastle’s fixed income investors.”

Financial Results

(In thousands, except share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Total revenues	$243,730	$292,566	$917,938	$890,351
Lease rental and direct financing and sales-type lease revenues	$207,643	$192,711	$809,698	$757,826
Adjusted EBITDA(1)	$229,531	$276,830	$862,161	$839,831
Net income	$47,318	$103,837	$156,575	$247,919
Per common share - Diluted	$0.62	$1.35	$2.06	$3.17
Adjusted net income(1)	$66,002	$109,883	$196,547	$257,237
Per common share - Diluted	$0.87	$1.43	$2.59	$3.29
_______________
(1) Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

Fourth Quarter Results
Total revenues were $243.7 million, a decrease of $48.8 million, or 16.7%, from the prior year. While lease rental and direct financing and sales-type lease revenues were up $14.9 million, total revenues declined due to a $72.8 million drop in maintenance revenues. We recognized substantial maintenance revenue in the fourth quarter of 2018 due to the termination of the leases on eleven aircraft with Avianca Brazil.
Lease rental and direct financing and sales-type lease revenues were $207.6 million, versus $192.7 million the prior year. The 7.7% increase was primarily due to net fleet growth. Over the past two years, Aircastle’s aircraft fleet increased by 24.1%, from 224 aircraft at the beginning of 2018 to 278 aircraft at year-end 2019.
Net income was $47.3 million, a decline of $56.5 million, while adjusted net income fell by $43.9 million to $66.0 million. The decrease was due to lower maintenance revenues of $72.8 million.
Adjusted EBITDA was $229.5 million, down 17.1%, or $47.3 million. Lower maintenance revenues of $72.8 million were partially offset by higher lease rental and direct financing and sales-type lease revenues of $14.9 million and higher gains from the sale of flight equipment of $11.9 million.
Full Year Results
Total revenues in 2019 were $917.9 million, an increase of $27.6 million, while lease rental and direct financing and sales-type lease revenues rose $51.9 million to $809.7 million. The increase in total revenues was primarily driven by higher lease rental and direct financing and sales-type lease revenues due to fleet growth, along with $8.8 million of higher gains from the sale of flight equipment. These increases were partially offset by lower maintenance revenues of $30.8 million. The higher year-over-year gains from the sale of flight equipment were driven by twenty aircraft sold in 2019, versus fourteen sold in 2018.

Net income for the full year was $156.6 million, down $91.3 million year-over-year, while adjusted net income was $196.5 million, a decrease of $60.7 million. Total revenues increased by $27.6 million as our fleet of owned aircraft rose to 278 at year-end 2019, versus 224 aircraft at the beginning of 2018. The revenue increase was offset by higher depreciation expense of $45.2 million and higher interest expense of $23.6 million due to fleet growth and larger average debt balances, while the income tax provision was $17.0 million higher primarily due to an increase in income earned in Ireland and the U.S. In addition, maintenance expenses increased by $15.9 million primarily due to transitioning aircraft from leases terminated with Avianca Brazil and Jet Airways, while non-recurring debt extinguishment and merger related expenses added $22.5 million of incremental cost.

Adjusted EBITDA for the full year was $862.2 million, up $22.3 million versus 2018. Lease rental and direct financing and sales-type lease revenues rose $51.9 million, and gains from the sale of flight equipment increased by $8.8 million. These increases were partially offset by lower maintenance revenues of $30.8 million and higher maintenance expenses of $15.9 million.

Aviation Assets

During the fourth quarter, we acquired sixteen aircraft for $283.6 million and for the year we acquired 49 aircraft for $1.3 billion. Full year acquisitions consisted entirely of narrow-body aircraft and included four Airbus A320-200neos. At the end of 2019, Aircastle's owned fleet of 278 aircraft had a weighted average age of 9.9 years and a weighted average remaining lease term of 4.8 years.

During the fourth quarter of 2019, we sold eight aircraft for total sales proceeds of $132.7 million and a gain on sale of $20.1 million. This represents a 15.1% margin on net sales proceeds. Our fourth quarter sales included one Boeing 777-200ER and one Airbus A330-200 wide-body aircraft.

During the year ended 2019, we sold a total of twenty aircraft for proceeds of $361.7 million and a gain on sale of $45.5 million. The average age of the aircraft sold was 14.6 years with an average remaining lease term of 2.4 years.

Our fleet utilization for the fourth quarter was 99.2% and 96.4% for the full year 2019. As of December 31, 2019, Aircastle owned 278 aircraft having a net book value of $7.8 billion. We also managed nine aircraft with a net book value of $327.8 million on behalf of our joint venture with Mizuho Leasing.

Owned Aircraft	As of December 31, 2019(1)	As of December 31, 2018(1)
Net Book Value of Flight Equipment ($ mils.)	$7,794	$7,405
Net Book Value of Unencumbered Flight Equipment ($ mils.)	$5,979	$6,055
Number of Aircraft	278	248
Number of Unencumbered Aircraft	237	217
Weighted Average Fleet Age (years)(2)	9.9	9.1
Weighted Average Remaining Lease Term (years)(2)	4.8	4.5
Weighted Average Fleet Utilization for the fourth quarter(3)	99.2%	97.0%
Weighted Average Fleet Utilization for the year ended(3)	96.4%	99.6%
Portfolio Yield for the fourth quarter(2)(4)	11.2%	11.2%
Net Cash Interest Margin(5) for the fourth quarter	8.1%	7.8%

Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment ($ mils.)	$328	$602
Number of Aircraft	9	13
_______________

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.

(2)	Weighted by net book value.

(3)	Aircraft on-lease days as a percent of total days in period weighted by net book value.

(4)
Lease rental revenue, interest income and cash collections on our net investment in finance and sales-type leases for the period as a percent of the average net book value for the period; quarterly information is annualized. Based on the growing level of finance and sales-type lease revenue management revised the calculation of portfolio yield to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type leases in lease rentals.

(5)
Net Cash Interest Margin = Lease rental yield plus finance lease revenue and collections minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

2019 Financing Activity

At the end of the fourth quarter of 2019, the undrawn available balance under our committed credit facilities totaled $950 million. Borrowings under our credit facilities totaled $150 million at the end of 2019.
During 2019, the Company issued $650 million of unsecured Senior Notes due 2026 bearing a coupon of 4.25%, and we raised an additional $480 million of fixed rate, secured bank financing for eleven Airbus A320neo aircraft and two Boeing 737-800 aircraft. We also increased the size of one of our unsecured revolving credit facilities to $300 million from $250 million.
Lastly, during the year we entered into an unsecured $215 million floating rate loan commitment with Development Bank of Japan Inc., and certain other banks.

Common Dividend

On February 10, 2020, Aircastle’s Board of Directors declared a first quarter 2020 cash dividend on its common shares of $0.32 per share, payable on March 6, 2020, to shareholders of record on February 28, 2020. This is our 55th consecutive quarterly dividend. Since going public in 2006, the Company has paid total dividends of $948.7 million.
Share Repurchases

In 2019, the Company acquired 973,528 shares at an average price of $18.88 per share. Since 2011, the Company repurchased 19.0 million shares at an average cost of $14.72 per share, for approximately $279.9 million.

Merger Agreement with Affiliates of Marubeni and Mizuho Leasing
On November 6, 2019, the Company announced that it entered into a definitive agreement to be acquired by a newly formed entity controlled by affiliates of Marubeni Corporation ("Marubeni") and Mizuho Leasing Company, Limited.  Under the terms of the merger agreement, Aircastle shareholders will receive $32.00 in cash for each common share of Aircastle (other than shares already owned by Marubeni and its affiliates), representing a total valuation of approximately $2.4 billion, or approximately $7.4 billion including debt obligations to be assumed or refinanced net of cash.
The cash consideration of $32.00 per share represented a 34% premium over Aircastle's closing stock price on October 23, 2019, the last trading day prior to Aircastle's public announcement that Aircastle was evaluating strategic alternatives, and a 41% premium over the volume weighted average share price during the 20 trading days ended October 23, 2019.
The transaction is subject to customary closing conditions, including approval by Aircastle's shareholders and receipt of certain regulatory approvals, and is expected to close in the first half of 2020. Marubeni has agreed to vote the common shares of Aircastle that Marubeni and its affiliates beneficially own in favor of the transaction.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, February 13, 2020, at 11:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (866) 575-6539 (from within the U.S. and Canada) or (720) 543-0214 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “2629280”.
A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.
For those who are not available to listen to the live call, a replay will be available until 1:00 P.M. Eastern time on Saturday, March 14, 2020, by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “2629280”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of December 31, 2019, Aircastle owned and managed on behalf of its joint ventures 287 aircraft leased to 85 customers located in 49 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income, Cash Return on Equity and Net Cash Interest Margin and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and disclosed under "Risk Factors" in Item 1A of Aircastle's 2018 and 2019 Annual Report on Form 10-K and in our Form 10-Q for the quarterly period ended September 30, 2019. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$140,882	$152,719
Restricted cash and cash equivalents	14,561	15,134
Accounts receivable	18,006	15,091
Flight equipment held for lease, net of accumulated depreciation of $1,501,664 and $1,221,985, respectively	7,375,018	6,935,585
Net investment in finance and sales-type leases	419,396	469,180
Unconsolidated equity method investment	32,974	69,111
Other assets	201,209	214,361
Total assets	$8,202,046	$7,871,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$1,129,345	$798,457
Borrowings from unsecured financings, net of debt issuance costs	3,932,491	3,962,896
Accounts payable, accrued expenses and other liabilities	172,114	153,341
Lease rentals received in advance	108,060	87,772
Security deposits	124,954	120,962
Maintenance payments	682,398	739,072
Total liabilities	6,149,362	5,862,500

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 75,122,129 shares issued and outstanding at December 31, 2019; and 75,454,511 shares issued and outstanding at December 31, 2018	751	754
Additional paid-in capital	1,446,664	1,468,779
Retained earnings	605,269	539,332
Accumulated other comprehensive loss	—	(184)
Total shareholders’ equity	2,052,684	2,008,681

Total liabilities and shareholders’ equity	$8,202,046	$7,871,181

Aircastle Limited and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Lease rental revenue	$200,341	$184,682	$777,403	$722,694
Direct financing and sales-type lease revenue	7,302	8,029	32,295	35,132
Amortization of lease premiums, discounts and incentives	(5,685)	(4,563)	(22,636)	(15,269)
Maintenance revenue	20,924	93,747	74,987	105,738
Total lease revenue	222,882	281,895	862,049	848,295
Gain on sale of flight equipment	20,101	8,180	45,532	36,766
Other revenue	747	2,491	10,357	5,290
Total revenues	243,730	292,566	917,938	890,351
Operating expenses:
Depreciation	90,711	81,608	356,021	310,850
Interest, net	62,969	62,867	258,070	234,504
Selling, general and administrative (including non-cash share-based payment expense of $6,627 and $3,236 for the three months ended, and $15,830 and $11,488 for the years ended December 31, 2019 and 2018, respectively)	22,761	21,301	77,034	76,025
Impairment of flight equipment	—	—	7,404	—
Maintenance and other costs	4,961	4,233	24,828	8,961
Total operating expenses	181,402	170,009	723,357	630,340

Other income (expense):
Loss on extinguishment of debt	—	—	(7,577)	—
Other	(7,635)	(2,807)	(11,864)	1,636
Total other income (expense)	(7,635)	(2,807)	(19,441)	1,636

Income from continuing operations before income taxes and earnings (loss) of unconsolidated equity method investments	54,693	119,750	175,140	261,647
Income tax provision	8,072	2,118	22,667	5,642
Earnings (loss) of unconsolidated equity method investments, net of tax	697	(13,795)	4,102	(8,086)
Net income	$47,318	$103,837	$156,575	$247,919
Earnings per common share — Basic:
Net income per share	$0.63	$1.36	$2.09	$3.18
Earnings per common share — Diluted:
Net income per share	$0.62	$1.35	$2.06	$3.17
Dividends declared per share	$0.32	$0.30	$1.22	$1.14

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$156,575	$247,919
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	356,021	310,850
Amortization of deferred financing costs	14,578	14,627
Amortization of lease premiums, discounts and incentives	22,636	15,269
Deferred income taxes	20,223	(496)
Non-cash share-based payment expense	15,830	11,488
Cash flow hedges reclassified into earnings	184	1,166
Collections on direct financing and sales-type leases	25,842	—
Security deposits and maintenance payments included in earnings	(49,029)	(80,628)
Gain on the sale of flight equipment	(45,532)	(36,766)
Loss on extinguishment of debt	7,577	—
Impairment of aircraft	7,404	—
Other	206	3,032
Changes on certain assets and liabilities:
Accounts receivable	(13,162)	(12,328)
Other assets	2,594	5,065
Accounts payable, accrued expenses and other liabilities	(5,483)	10,526
Lease rentals received in advance	19,954	32,868
Net cash and restricted cash provided by operating activities	536,418	522,592
Cash flows from investing activities:
Acquisition and improvement of flight equipment	(1,172,370)	(1,317,497)
Proceeds from sale of flight equipment	361,747	338,831
Net investment in direct financing and sales-type leases	—	(15,783)
Collections on direct financing and sales-type leases	—	29,961
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	760	(15,494)
Unconsolidated equity method investment and associated costs	(15,175)	(3,350)
Distributions from unconsolidated equity method investment in excess of earnings	36,750	3,900
Other	4,259	4,745
Net cash and restricted cash used in investing activities	(784,029)	(974,687)
Cash flows from financing activities:
Repurchase of shares	(36,739)	(71,421)
Proceeds from secured and unsecured debt financings	2,116,848	1,413,901
Repayments of secured and unsecured debt financings	(1,817,558)	(969,139)
Deferred financing costs	(13,800)	(11,642)
Debt extinguishment costs	(7,183)	—
Security deposits and maintenance payments received	202,833	203,925
Security deposits and maintenance payments returned	(117,872)	(90,803)
Dividends paid	(91,328)	(88,730)
Net cash and restricted cash provided by financing activities	235,201	386,091
Net decrease increase in cash and restricted cash	(12,410)	(66,004)
Cash and restricted cash at beginning of year	167,853	233,857
Cash and restricted cash at end of year	$155,443	$167,853

Aircastle Limited and Subsidiaries
Supplemental Financial Information
(Amount in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues	$243,730	$292,566	$917,938	$890,351

EBITDA(1)	$214,755	$254,993	$815,969	$814,184

Adjusted EBITDA(1)	$229,531	$276,830	$862,161	$839,831

Net income	$47,318	$103,837	$156,575	$247,919
Net income allocable to common shares	$46,991	$103,174	$155,541	$246,402
Per common share - Basic	$0.63	$1.36	$2.09	$3.18
Per common share - Diluted	$0.62	$1.35	$2.06	$3.17

Adjusted net income(1)	$66,002	$109,883	$196,547	$257,237
Adjusted net income allocable to common shares	$65,546	$109,182	$195,249	$255,663
Per common share - Basic	$0.88	$1.44	$2.62	$3.30
Per common share - Diluted	$0.87	$1.43	$2.59	$3.29

Basic common shares outstanding	74,232	75,937	74,478	77,447
Diluted common shares outstanding(2)	75,525	76,281	75,382	77,749
_______________

(1)	Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

(2)
For the three and twelve months ended December 31, 2019, includes 1,292,798 and 904,417 dilutive shares, respectively. For the three and twelve months ended December 31, 2018, includes 344,020 and 301,356 dilutive shares, respectively.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
EBITDA and Adjusted EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$47,318	103,837	$156,575	$247,919
Depreciation	90,711	81,608	356,021	310,850
Amortization of lease premiums, discounts and incentives	5,685	4,563	22,636	15,269
Interest, net	62,969	62,867	258,070	234,504
Income tax provision	8,072	2,118	22,667	5,642
EBITDA	214,755	254,993	815,969	814,184
Adjustments:
Impairment of flight equipment	—	—	7,404	—
Equity share of joint venture impairment	—	15,791	2,724	15,791
Loss on extinguishment of debt	—	—	7,577	—
Non-cash share-based payment expense	6,627	3,236	15,830	11,488
Merger related expenses(1)	7,886	—	7,886	—
Loss (gain) on mark-to-market of interest rate derivative contracts	263	2,810	4,771	(1,632)

Adjusted EBITDA	$229,531	276,830	$862,161	$839,831
______________

(1)	Includes $7.4 million in Other income (expense) and $0.5 million in Selling, general and administrative expenses.
We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.
This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.
EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of our business.
We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$47,318	$103,837	$156,575	$247,919
Loss on extinguishment of debt(1)	—	—	7,577	—
Loss (gain) on mark-to-market of interest rate derivative contracts(1)	263	2,810	4,771	(1,632)
Loan termination gain(2)	—	—	—	(838)
Write-off of deferred financing fees(2)	172	—	172	300
Non-cash share-based payment expense(3)	6,627	3,236	15,830	11,488
Merger related expenses and taxes(4)	11,622	—	11,622	—

Adjusted net income	$66,002	$109,883	$196,547	$257,237
_______________

(1)	Included in Other income (expense).

(2)	Included in Interest, net.

(3)	Included in Selling, general and administrative expenses.

(4)	Includes $7.4 million in Other income (expense), $3.7 million in Income tax provision and $0.5 million in Selling, general and administrative expenses.

Management believes that Adjusted Net Income ("ANI"), when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about operating and period-over-period performance and provides additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity, merger related expenses and non-cash share-based payment expense.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Cash Return on Equity Calculation
(Dollars in thousands)
(Unaudited)

Period	CFFO and Collections on Finance Leases	+	Gain on Sale of Flight Equipment	-	Depreciation	=	Cash Earnings	Average Shareholders Equity	Trailing Twelve Month Cash ROE
2014	$469,098		$23,146		$299,365		$192,879	$1,661,228	11.6%
2015	$535,844		$58,017		$318,783		$275,078	$1,759,871	15.6%
2016	$487,505		$39,126		$305,216		$221,415	$1,789,256	12.4%
2017	$523,055		$55,167		$298,664		$279,558	$1,861,005	15.0%
2018	$552,553		$36,766		$310,850		$278,469	$1,955,160	14.2%
2019	$536,418		$45,532		$356,021		$225,929	$2,026,823	11.1%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (“Cash ROE”) when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets. To reflect the expected sale of the assets in one of our joint ventures and to simplify the presentation of Cash ROE, we are no longer adjusting for joint venture distributions in excess of/less than joint venture earnings recorded under the equity method of investment accounting.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Cash Interest Margin Calculation
(Dollars in thousands)
(Unaudited)

Period	Average NBV	Quarterly Rental Revenue(1)	Cash Interest(2)	Annualized Net Cash Interest Margin(1)(2)
Q1:14	$5,312,651	$181,095	$51,685	9.7%
Q2:14	$5,721,521	$190,574	$48,172	10.0%
Q3:14	$5,483,958	$182,227	$44,820	10.0%
Q4:14	$5,468,637	$181,977	$44,459	10.1%
Q1:15	$5,743,035	$181,027	$50,235	9.1%
Q2:15	$5,967,898	$189,238	$51,413	9.2%
Q3:15	$6,048,330	$191,878	$51,428	9.3%
Q4:15	$5,962,874	$188,491	$51,250	9.2%
Q1:16	$5,988,076	$186,730	$51,815	9.0%
Q2:16	$5,920,030	$184,469	$55,779	8.7%
Q3:16	$6,265,175	$193,909	$57,589	8.7%
Q4:16	$6,346,361	$196,714	$58,631	8.7%
Q1:17	$6,505,355	$200,273	$58,839	8.7%
Q2:17	$6,512,100	$199,522	$55,871	8.8%
Q3:17	$5,985,908	$184,588	$53,457	8.8%
Q4:17	$6,247,581	$187,794	$53,035	8.6%
Q1:18	$6,700,223	$193,418	$53,978	8.3%
Q2:18	$6,721,360	$193,988	$53,979	8.3%
Q3:18	$6,787,206	$200,354	$54,521	8.6%
Q4:18	$7,136,627	$200,027	$60,348	7.8%
Q1:19	$7,449,957	$195,601	$60,279	7.3%
Q2:19	$7,729,637	$206,190	$63,639	7.4%
Q3:19	$7,824,911	$217,524	$62,203	7.9%
Q4:19	$7,753,309	$216,225	$59,552	8.1%
_______________

(1)
We define net cash interest margin as lease rentals from operating leases, interest income and cash collections from finance and sales-type leases minus interest on borrowings, net settlements on interest rate derivatives and other liabilities adjusted for loan termination payments divided by the average net book of flight equipment (which includes net investment on finance and sales-type leases) for the period calculated on a quarterly and annualized basis. The second quarter of 2017 excludes a non-recurring, $7.0 million accelerated collection received from a lessee in connection with a finance lease.

(2)
Excludes loan termination payments of $3.0 million in the second quarter of 2013, $1.5 million and $3.5 million in the first quarter and fourth quarter of 2016, respectively, loan termination payments of $1.0 million in both the second and third quarters of 2017 and a loan termination gain of $0.8 million in the third quarter of 2018.

Management believes that net cash interest margin, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about the effective deployment of our capital in the context of the yield on our aircraft assets, the utilization of those assets by our lessees, and our ability to borrow efficiently.

Aircastle Limited and Subsidiaries
Book Value per Share Calculation
(Amount in thousands, except per share amounts)
(Unaudited)

Period	Shares Issued and Outstanding	Shareholders' Equity	Book Value per share	% Change
Q4:15	80,232	$1,779,500	$22.18	4.4%
Q4:16	78,593	$1,834,314	$23.34	5.2%
Q4:17	78,708	$1,907,564	$24.24	3.8%
Q4:18	75,455	$2,008,681	$26.62	9.8%
Q4:19	75,122	$2,052,684	$27.32	2.6%

		Q4:15 - Q4:19 CAGR		5.4%

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2019		Year Ended December 31, 2019
Weighted-average shares:	Shares	Percent	Shares	Percent
Common shares outstanding – Basic	74,232	99.31%	74,478	99.34%
Unvested restricted common shares	517	0.69%	495	0.66%
Total weighted-average shares outstanding	74,749	100.00%	74,973	100.00%

Common shares outstanding – Basic	74,232	98.29%	74,478	98.80%
Effect of dilutive shares(1)	1,293	1.71%	904	1.20%
Common shares outstanding – Diluted	75,525	100.00%	75,382	100.00%

Net income allocation
Net income	$47,318	100.00%	$156,575	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	(327)	(0.69)%	(1,034)	(0.66)%
Earnings available to common shares	$46,991	99.31%	$155,541	99.34%

Adjusted net income allocation
Adjusted net income	$66,002	100.00%	$196,547	100.00%
Amounts allocated to unvested restricted shares	(456)	(0.69)%	(1,298)	(0.66)%
Amounts allocated to common shares – Basic and Diluted	$65,546	99.31%	$195,249	99.34%
_______________

(1)
For the three months and year ended December 31, 2019, distributed and undistributed earnings to restricted shares were 0.69% and 0.66%, respectively, of net income and adjusted net income. The amount of restricted share forfeitures for all periods present is immaterial to the allocation of distributed and undistributed earnings.

(2)	For all periods presented, dilutive shares represented contingently issuable shares.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2018		Year Ended December 31, 2018
Weighted-average shares:	Shares	Percent	Shares	Percent
Common shares outstanding – Basic	75,937	99.36%	77,447	99.39%
Unvested restricted common shares	488	0.64%	477	0.61%
Total weighted-average shares outstanding	76,425	100.00%	77,924	100.00%

Common shares outstanding – Basic	75,937	99.55%	77,447	99.61%
Effect of dilutive shares(1)	344	0.45%	301	0.39%
Common shares outstanding – Diluted	76,281	100.00%	77,749	100.00%

Net income allocation
Net income	$103,837	100.00%	$247,919	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	(663)	(0.64)%	(1,517)	(0.61)%
Earnings available to common shares	$103,174	99.36%	$246,402	99.39%

Adjusted net income allocation
Adjusted net income	$109,883	100.00%	$257,237	100.00%
Amounts allocated to unvested restricted shares	(701)	(0.64)%	(1,574)	(0.61)%
Amounts allocated to common shares – Basic and Diluted	$109,182	99.36%	$255,663	99.39%
_______________

(1)
For the three months and year ended December 31, 2018, distributed and undistributed earnings to restricted shares were 0.64% and 0.61%, respectively, of net income and adjusted net income. The amount of restricted share forfeitures for all periods present is immaterial to the allocation of distributed and undistributed earnings.

(2)	For all periods presented, dilutive shares represented contingently issuable shares.